EXHIBIT 99.1

WEST LAFAYETTE, Ind.--(BUSINESS WIRE)--May 28, 2003--Bioanalytical Systems, Inc. (Nasdaq:BASI - News) and PharmaKinetics Laboratories, Inc. (OTCBB:PKLB - News) today jointly announced that BASi has purchased 4,992,300 shares of the $.005 par value common stock of PKLB through the conversion by BASi of a portion of the balance outstanding under the Amended and Restated Secured Convertible Revolving Note dated April 30, 2003 issued by PKLB to BASi. These shares of common stock represent approximately 67% of the total issued and outstanding shares of common stock of PKLB.

On June 20, 2002, BASi and PKLB announced that they had entered into a definitive agreement for the acquisition of PKLB by BASi through the merger of PKLB with a wholly-owned subsidiary of BASi. The parties continue to work toward the closing of this acquisition and are optimistic that the closing will occur within the next 60 days, although the closing of the merger is subject to numerous conditions, and there can be no guarantee that the closing will occur as anticipated or at all.

BASi has filed with the Securities and Exchange Commission a preliminary Registration Statement on Form S-4 relating to the proposed merger. The Form S-4 contains a preliminary prospectus of BASi relating to the shares to be issued in the merger and a preliminary proxy statement of PKLB relating to the special meeting of shareholders of PKLB at which the merger will be considered and voted upon by its shareholders. Investors and security holders are urged to read the definitive proxy statement/prospectus when it becomes available and any other relevant documents filed with the Securities and Exchange Commission before making any investment decisions. Investors and security holders may obtain a free copy of the definitive proxy statement/final prospectus (when it becomes available) and other documents filed by BASi and PKLB with the Securities and Exchange Commission at the Commission's website at www.sec.gov. The definitive proxy statement/final prospectus and other documents filed by PKLB with the Securities and Exchange Commission may also be obtained free of charge from PKLB by requesting a copy in writing from PharmaKinetics Laboratories, Inc., 302 W. Fayette Street, Baltimore, Maryland 21201, Attention: Chief Financial Officer, or by telephone at (410) 385-4500.

In business for nearly 30 years, BASi is a pharmaceutical development company who provides contract research services and analytical systems to the world's leading pharmaceutical, drug development and medical device companies. See www.bioanalytical.com for more about BASi. PharmaKinetics Laboratories, Inc. is a contract research organization providing a range of clinical research and development services to the worldwide pharmaceutical and biotechnology industries in the development of prescription and non-prescription drug products. Visit www.pharmakinetics.com for more about PKLB.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

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Contact:
     Bioanalytical Systems, Inc.
     Michael P. Silvon, 765/497-5831
     silvon@bionalytical.com
     or
     PharmaKinetics Laboratories, Inc.
     Jim Wilkinson, 410/385-4500
     jwilkinson@pharmakinetics.com